UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 8, 2016

Aerojet Rocketdyne Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-01520	34-0244000
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2001 Aerojet Road, Rancho Cordova, California		95742
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (916) 355-4000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the previously announced departure of Christopher C. Cambria, the former Vice President, General Counsel and Secretary of Aerojet Rocketdyne Holdings, Inc. (the “Company”), on June 8, 2016, the Company and Mr. Cambria entered into a Separation Agreement and General Release (the “Separation Agreement” or the “Agreement”) in accordance with the Company’s standard severance policy. The Agreement is attached hereto as Exhibit 10.1.  Under the terms of the Separation Agreement, the Company will pay Mr. Cambria (i) separation pay in the amount of Sixty-Nine Thousand Six Hundred Eight Dollars and Ten Cents ($69,608.10), which represents ten (10) weeks of base salary in the form of a lump sum payment, less required withholding and other legal deductions, (ii) a pro-rated 2016 Short-Term Incentive Plan (“STIP”) payment payable in the second quarter of 2017, and (iii) his monthly premium payment for the medical, dental, and vision coverage that he held as of April 8, 2016 through December 31, 2016.

The Separation Agreement also provides for continued assistance and cooperation, a general release of claims, as well as other customary provisions.

Mr. Cambria has the right to revoke the Separation Agreement for a period of up to seven (7) calendar days following the date he signed the Separation Agreement.  The Separation Agreement will become effective on the eighth (8th) day after the date Mr. Cambria signed it.

The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the Separation Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Exhibits

10.1	Separation Agreement and General Release between Aerojet Rocketdyne Holdings, Inc. and Christopher C. Cambria dated June 8, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

June 13, 2016	AEROJET ROCKETDYNE HOLDINGS, INC.

	By:	/s/ Arjun Kampani
		Name:	Arjun Kampani
		Title:	Vice President, General Counsel and Secretary